                                                                   EXHIBIT 10.35

                        Confidential treatment requested.
                  Confidential portions indicated by "[*****]"
                     have been omitted and filed separately
                  with the Securities and Exchange Commission.

                                LICENSE AGREEMENT

         This LICENSE AGREEMENT (the "Agreement") is made this 12th day of September, 2003 (the "Effective Date"), by and between Vion Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at 4 Science Park, New Haven, Connecticut 06511 ("VION"), and Beijing Pason Pharmaceuticals, Inc., a corporation organized and existing under the laws of the People's Republic of China and having its registered office at 6 Xi Zhi Men Wai Street, Beijing 100044, P R China ("PASON").

                                    RECITALS

         WHEREAS, VION has developed or licensed the Inventions and the Vion Research (each as defined below) resulting in a number of issued patents and pending patent applications with respect thereto throughout the world, as set forth in Exhibit E hereto, and publications as set forth on Exhibit F hereto;

         WHEREAS, PASON desires to obtain a license to the Inventions and Vion Research for the purpose of further development and commercialization of the Products (as defined below) for use in the Field (as defined below);

         WHEREAS, PASON anticipates that it will engage in all development activities hereunder itself, and may engage in commercialization activities hereunder through its wholly-owned subsidiary, Maxwin Pason Pharmaceuticals, Inc. ("MAXWIN"); and

         WHEREAS, VION is willing to grant such a license to PASON.

         NOW, THEREFORE, in consideration of the premises and the terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties (as defined below) hereto, intending to be legally bound, hereby covenant and agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated.

                  (a) "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes hereof, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.

                  (b) "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the City of New York or Beijing are authorized or required by law to close.

                  (c) "Earned Royalties" shall mean the royalties paid or payable by PASON pursuant to Article 4.

                  (d) "Effective Date" shall be the date set forth in the first paragraph of this Agreement.

                  (e) "Field" shall mean the treatment and/or prevention of cancer, as well as viral infections.

                  (f) "Inventions" shall mean the inventions, the titles of which are listed on Exhibit A.

                  (g) "Market Exclusivity" shall mean, with respect to the Territory, that at least one of the following conditions exists: (i) one or more Vion Licensed Patents is being prosecuted; (ii) one or more Vion Licensed Patents has been issued and a Patent Lapse has not occurred with respect to all such issued Vion Licensed Patents; (iii) "orphan drug" status or a similar designation has been granted within the Territory with respect to one or more Products and has not expired; or (iv) trademark, trade name, trade secret or other similar protection exists with respect to one or more Products within the Territory.

                  (h) "Net Sales," for purposes of computing Earned Royalties, shall mean the gross sales in local currencies of all Products sold in the Territory by PASON, its Affiliates and/or sublicensees to any third party, less
(i) actual credited allowances to such third party for spoiled, damaged, outdated and returned Products and for retroactive price reductions; and (ii) all invoiced transportation and handling charges, sales taxes, excise taxes and use taxes actually paid by PASON (other than such taxes, if any, that would be imposed on VION in accordance with the tax laws of the Territory). Such deductions shall not include any amount related to bad debt. Where (i) a Product is sold as one of a number of items (i.e., in a bundled transaction) without a separate price; or (ii) the consideration for the Products includes any non-cash element; or (iii) the Products are transferred in any manner other than an invoiced sale, the Net Sales applicable to the quantity of Products of any such transaction shall be deemed to be the average Net Sales for all other transactions of Products at that time in the Territory. If a Product is "given away" for no cash consideration or for a price reflecting a discount, in each case, without the prior consent of VION, which consent shall not be unreasonably withheld for normal and customary practices, Net Sales shall include an amount equal to the list price of such Products "given away" or discounted. In order to ensure that VION receives the full amount of Earned

Royalties contemplated in this Agreement, PASON agrees that in the event any Products shall be sold for purposes of resale either (i) to a corporation, firm, or association that, or individual who, owns a controlling interest in PASON by stock ownership or otherwise, or (ii) to a corporation, firm, or association in which PASON or its stockholders own a controlling interest by stock ownership or otherwise, the Earned Royalties to be paid in respect to such Products shall be computed on the net selling price at which the purchaser for resale sells such Products rather than on the net selling price of PASON.

                  (i) "Party" or "Parties" shall mean VION and/or PASON as appropriate.

                  (j) "Patent Lapse" shall mean, with respect to any Vion Licensed Patent that has issued in the Territory, the lapse of such Vion Licensed Patent in the Territory or the declaration by a final, non-appealable decision of a court or other tribunal of competent jurisdiction of the Territory that all of the claims of such Vion Licensed Patent are invalid, through no fault or cause of PASON (the failure to initiate or continue legal action, as contemplated by Section 10.1, shall not be the basis of fault or cause by PASON).

                  (k) "Person" shall mean and include any individual, corporation, partnership, joint venture, trust, unincorporated organization, university, college, government or any agency or political subdivision thereof, or any other entity.

                  (l) "Products" shall mean all products (whether anti-cancer or anti-viral) that may derive from or are related to, or which result from, the manufacture and production or use of Vion Research, Inventions or a claim of the Vion Licensed Patents, including, any pro drugs, metabolites, salts and derivatives, and pharmaceutical preparations thereof; for all present and future uses and indications.

                  (m) "Quarter Year" shall mean the three month periods ending March 31, June 30, September 30 and December 31 of each Royalty Year.

                  (n) "Regulatory Approval" shall mean the applicable technical, medical and scientific licenses, registrations, authorizations or approvals (including, without limitation, supplements, amendments, pre- and post-approvals, pricing and third party reimbursement approvals; marketing authorizations based upon such approvals, including any prerequisite manufacturing approvals or authorizations related thereto and labeling approval(s)), of any national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for, as the context requires, the use, development, manufacture, distribution, marketing, promotion, offer for sale, or sale of the Products in the Territory or any part thereof.

                  (o) "Royalty Year" shall mean each twelve (12) month period commencing January 1 and ending December 31 during the term of this Agreement. The first Royalty Year shall be the period of time between the Effective Date and December 31, 2003.

                  (p) "Territory" shall mean the Mainland of the People's Republic of China ("PRC"), Hong Kong, Macao and Taiwan.

                  (q) "Vion Licensed Patents" shall mean the patent application(s) filed, and patent(s) owned, in whole or in part, by VION in the Territory, which are listed on Exhibit B, together with any divisionals thereof, any patents issuing from such applications and any extensions of any patents licensed to PASON hereunder.

                  (r) "Vion Research" shall mean the research described on Exhibit C.

         1.2 Interpretation. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (b) the terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section, paragraph, clause, Exhibit and Appendix references are to the Articles, Sections, paragraphs, clauses, Exhibits and Appendixes to this Agreement unless otherwise specified, and (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified.

                                   ARTICLE 2

                             LICENSE AND SUBLICENSE

         2.1 Licensed Rights. Subject to all applicable laws of the Territory and all of the terms and conditions of this Agreement and effective as of the Effective Date, VION hereby grants to PASON a non-transferable, royalty-bearing, exclusive (subject to the other provisions of this Article 2) license under the Vion Licensed Patents and Vion Research, for the term set forth in Article 3, to use, develop, make, have made, market, sell and distribute the Products in the Territory for the use in the Field. During the term of this Agreement, VION shall not authorize any third party to manufacture, offer to sell, sell, import the Products, or prosecute the Inventions, Vion Licensed Patents, and Vion Research, for production and business purposes, in the Territory in violation of PASON's rights hereunder.

         2.2 Right to Sublicense. VION hereby grants PASON the right to sublicense any or all of PASON's rights granted hereunder to non-Affiliated third parties in the Territory, subject to the general terms and conditions of this Agreement, including those set forth in Article 15 below.

         2.3 Retained Rights. VION retains all rights to grant licenses under the Vion Licensed Patents and Vion Research for the use, development, manufacture, sale, marketing and distribution of the Products for any use in all countries and territories outside the Territory, and for any use outside the Field in the Territory.

                                   ARTICLE 3

                                 TERM OF LICENSE

         3.1 Term. Subject to earlier termination in accordance with the terms hereof, the term of the license and sublicense granted hereunder shall commence on the Effective Date and shall expire (and Earned Royalties will no longer be payable, subject to Section 6.3), at the latest to occur of (i) December 31, 2025, (ii) the date when Market Exclusivity no longer exists in the Territory, and (iii) twenty (20) years after the date of the first sale of any Product under this Agreement which results in Net Sales under which a Earned Royalties (as defined below) become due and owing.

                                   ARTICLE 4

                                  CONSIDERATION

         4.1 Initial Payment. PASON shall make a non-refundable payment of five hundred thousand dollars ($500,000)[*****] (the "Initial Payment"), to Vion upon the execution and delivery of this Agreement in accordance with the terms of
Section 4.3.

         4.2 Milestone Payments. PASON shall make non-refundable milestone payments (the "Milestone Payments") to Vion in the amounts specified below upon the successful completion of the corresponding milestone events (the "Milestone Events") designated below; provided that each such Milestone Payment shall be due only with respect to the first occurrence of the noted Milestone Event in connection with the first Product for which the Milestone Event occurs, in accordance with the terms of Section 4.3:

                  (a) [*****] dollars ($[*****])[*****] upon the receipt of
Regulatory Approval to conduct clinical trials of a Product in the Territory;

                  (b) [*****] dollars ($[*****])[*****] upon the receipt of
Regulatory Approval to manufacture a Product in the Territory relating to cancer therapy; and

                  (c) [*****] dollars ($[*****])[*****] upon the one-year
anniversary of the date of the first sale of any Product relating to cancer therapy under this Agreement which results in Net Sales under which Earned Royalties become due and owing;

                  (d) [*****] dollars ($[*****])[*****] upon the receipt of
Regulatory Approval to conduct clinical trials of a Product related to antiviral therapy in the Territory; and

                  (e) [*****] dollars ($[*****])[*****] upon the one-year
anniversary of the date of the first sale of any Product under this Agreement relating to anti-viral therapy, which result in Net Sales under which Earned Royalties become due and owing.

         4.3 Payment Terms. All payments payable under Sections 4.1 and 4.2 above shall be paid in United States dollars by wire transfer to an account designated by VION. PASON shall pay the Initial Payment simultaneously with the execution and delivery of this Agreement and shall pay the Milestone Payments within ten days after the occurrence of the relevant Milestone Event.

         4.4 Earned Royalties. In addition to the Initial Payment and the Milestone Payments set forth above, PASON will pay to VION during the term of this Agreement a royalty of eleven percent (11%) of Net Sales of the Products in the Territory ("Earned Royalties"). Vion shall be responsible for all taxes, if any, imposed on VION with respect to Earned Royalties in accordance with the tax laws of the relevant country in the Territory where the Earned Royalties were generated.

                                   ARTICLE 5

                  PREVIOUS RESEARCH DATA AND TECHNICAL SUPPORT

         5.1 Within 5 days after executing the license agreement, Vion will transfer all material documents relevant to the Product and the matters contemplated by this Agreement to PASON including pre-clinical and clinical research data, results, references papers, etc., as set forth on Exhibit D. PASON will acknowledge receiving these documents by signing and returning the attached receipt to Vion.

         5.2 Vion will provide reasonable technical support and consultation during the term of this AGREEMENT (which is understood to mean advice and provision of knowledge and information, but not preclinical or clinical research or testing). Unless otherwise agreed by the parties, such technical support and consultation shall not involve travel to the Territory more than once per year, or two times per year during the period of preparing and filing new drug applications in the Territory. Any such visits shall be at the request of PASON and shall be subject to VION's agreement that such visit is necessary. Issues regarding technical support relating to the AGREEMENT shall be discussed annually at a meeting between VION and PASON, which will take place, unless otherwise agreed by the parties, in alternate years, in the United States and the Territory, with the first such annual meeting taking place in the United States. Each party will be responsible for its own expenses in attending these annual meetings.

                                   ARTICLE 6

                              PAYMENTS AND REPORTS

         6.1 Payments and Sales Reports. Within thirty (30) days after the end of each Quarter Year during the term of this Agreement, PASON shall furnish to VION a written report setting forth the Net Sales of the Products during such Quarter Year, as well as year to date in the Royalty Year, and the Earned Royalties paid or payable thereon, accompanied by full payment in United States dollars of any unpaid Earned Royalties by wire transfer to an account designated by VION. In the event that a foreign currency is required to be converted in calculating a payment of Earned Royalties hereunder, the exchange rate used shall be the rate in effect at the end of the last Business Day of the month just prior to the date payment is required to be made hereunder, as published in The Wall Street Journal, Eastern Edition. The final sales report and the associated payment shall be made within sixty (60) days after the effective date of the termination of this Agreement and shall include any Earned Royalties due for sales of the Products through the date of termination. The reports required by this Section 6.1 shall be certified by the chief financial officer of PASON to be correct to the best of PASON's knowledge and information.

         6.2 Status Reports. PASON shall provide periodic status reports to VION, at least once during each Quarter Year and at any time upon the reasonable request of VION, indicating progress to date in development, commercialization and sale of the Products, and a forecast and schedule of major events required to develop and commercialize the Products.

         6.3 Final Report. Data Sharing and Notification. During the term of this Agreement, PASON shall (a) provide VION with written summaries of all pre-clinical and clinical data generated by or for PASON with respect to the Products, (b) provide VION with copies of all proposed filings with regulatory agencies with respect to the Products and the Vion Licensed Patents, including filings in connection with seeking Regulatory Approval, at least ten days prior to the making of any such filing (c) provide VION with copies of all proposed protocols for human clinical trials, and (d) notify VION within five days of receipt of any Regulatory Approval. Further, upon VION's request, PASON shall provide VION with its clinical and pre-clinical data with respect to the Products in such detail, to the extent available, as shall be necessary to allow VION to develop the Products for sale outside the Territory.

         6.4 Regulatory Filing Review. VION shall have the right to review and comment on, and the parties shall cooperate in good faith with respect to, the contents of any proposed filing referred to in Section 6.3(b) above.

                                   ARTICLE 7

                                BOOKS AND RECORDS

         7.1 Maintenance of Books and Records. PASON and its sublicensees shall keep and maintain complete and accurate records and books of account in sufficient detail and form so as to enable verification of Earned Royalties payable by PASON hereunder. Such records and books of account shall be maintained for a period of no less than five (5) years following the Royalty Year to which they pertain. PASON shall permit such records and books of account to be examined by VION or VION's duly appointed agent, to the extent necessary for VION to verify the amount of Earned Royalties payable. VION will advise PASON of the background and business qualifications of any such agent. Such examination shall be at VION's expense, during normal business hours, and upon five (5) days' prior written notice to PASON; provided, that if any such examination reveals an underpayment of Earned Royalties in excess of one and one-half percent (1.5%) for any Quarter Year, PASON shall bear the reasonable costs and expenses of the examination. PASON shall pay VION the amount of any underpayment of Earned Royalties revealed by an examination of the books and records, together with interest thereon from the date such payment should have been made at a rate per annum equal to the prime rate in effect as of the date such payment should have been made, as published in The Wall Street Journal, Eastern Edition (together with the costs of such examination if required pursuant to the preceding sentence), by wire transfer of United States dollars within fifteen (15) days of VION's submission of an invoice therefor.

         7.2 Confidentiality of Records. The Parties agree that all information subject to review under this Article 7 or under any sublicense agreement is "Confidential Information" (as defined below) and shall be subject to the provisions of Article 14.

                                   ARTICLE 8

                                PATENT PROTECTION

         8.1 Patents. VION, at its expense, shall file, prosecute and do all such acts and things as it, in its sole discretion, deems reasonably necessary or appropriate to obtain issued patents in the Territory with respect to the patent applications which are included in the Vion Licensed Patents. Nothing herein shall be construed as requiring VION to litigate against any third party to obtain any patent rights. Without limiting the foregoing, VION shall have substantive control of and responsibility for direct prosecution of such patent applications, including the selection and engagement of patent counsel, and it shall keep PASON fully informed of the progress of such patent applications, by means of a written report delivered every six months, and shall give PASON a reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosure.

         8.2 Improvements. If PASON (or any sublicensee) develops any inventions or improvements relating to the Inventions ("Improvements"), PASON shall immediately notify VION in writing describing the Improvements. If PASON (or any sublicensee) determines not to seek patent protection for any such Improvement, PASON shall advise VION of this in writing promptly, and shall offer VION the right to seek patent protection therefor. The Party seeking patent protection for any Improvements hereunder: (i) shall be responsible for all costs of prosecution and maintenance thereof, including without limitation attorney's fees, taxes, working fees, maintenance fees and renewal and extension charges, and shall pay such costs directly, (ii) shall have substantive control of and responsibility for direct prosecution of patent applications, including the selection and engagement of patent counsel, and (iii) shall keep the other Party fully informed of the progress of such patent applications and shall give the other Party a reasonable opportunity to comment on the type and scope of useful claims and the nature of supporting disclosure. Any Improvements shall remain the property of PASON (or its sublicensee); provided, that VION shall have a worldwide, exclusive (except for PASON or its sublicensee in the Territory), perpetual license to such Improvements, with royalties under the license to be negotiated by the Parties in good faith, but in no event shall such royalties exceed five percent (5%) of Net Sales. If VION obtains patent protection for any Improvements, Vion shall have a worldwide, exclusive (except for PASON or its sublicensee in the Territory), royalty free, perpetual license to such Improvements and such Improvements shall be deemed VION Licensed Patents hereunder. In accordance with Section 19.5 hereof, PASON shall, and shall cause its Affiliates to, execute such instruments of assignment and other documents as shall be reasonably necessary to assign the Improvements in accordance with, and accomplish the purposes of, the foregoing paragraph.

         8.3 Liability. A Party directing prosecution pursuant to this Article 8 shall have no liability to the other Party for damages, whether direct, indirect, incidental, consequential or otherwise, arising or allegedly arising from its good faith decisions, actions and omissions in connection with prosecution of a patent or patent application.

         8.4 Notices. PASON shall apply, and shall require its sublicensees to apply to the Products, the patent marking notices required by the law of the Territory, to the extent feasible and practical, and in accordance with the applicable patent laws of the Territory.

                                   ARTICLE 9

                                COMMERCIALIZATION

         9.1 Responsibility and Costs. From and after the Effective Date except as set forth in Sections 8.1 and 8.2, all development costs, including those incurred in connection with obtaining Regulatory Approval, clinical trials, manufacturing, supply and commercialization, with respect to the Products in the Territory will be borne by PASON, which will have the right to decide, in its sole discretion (but subject to Sections 9.2 and 11.1(b)) which of the ongoing trials in the Territory should be completed or stopped.

         9.2 Obligations. PASON (by itself or through its Affiliates or sublicensees) shall, at its expense, plan and implement appropriate research and development, testing and production efforts directed toward commercialization of the Products at the earliest practicable date consistent with sound scientific and business judgment, and shall provide VION with a copy of such plan within forty-five (45) days after the date hereof and any updates to the plan at least twice during each Royalty Year. VION shall be entitled to terminate this Agreement in accordance with Article 11 hereof if PASON fails to (i) initiate clinical trials of a Product within two (2) years of the Effective Date and (ii) obtain Regulatory Approval to manufacture and market a Product for the use in the Field in the Territory within five (5) years from the Effective Date. VION shall provide to PASON, at PASON's cost and expense, a reasonable amount of TRIAPINE for use by PASON as samples in meeting PASON's obligations to conduct clinical trials under this Agreement. VION agrees to ship up to 1600 vials of TRIAPINE, with 100 vials to be delivered as soon as practicable promptly after the signing of this Agreement and the remaining vials to be delivered according to a delivery schedule to be agreed upon by the Parties based on VION's production schedule for additional product, and up to 300 TRIAPINE tablets to PASON for use in preclinical studies, in each case free of charge.

         9.3 Trademarks. VION is simultaneously herewith granting to PASON a non-exclusive, royalty free, worldwide license to the trademark TRIAPINE for the use in the commercialization of the Products in the Field in the Territory in accordance with this Agreement. Such right and license shall terminate immediately upon termination of this Agreement for any reason. Any use by PASON of the trademark TRIAPINE, whether in press releases, marketing, advertising, packaging or other materials, shall be subject to VION's prior review and approval. PASON's use of the trademark TRIAPINE shall be in accordance with this
Section 9.3 and with VION's policies regarding trademark usage as established from time to time by VION at its discretion and communicated to PASON. PASON understands and agrees that its use of the trademark TRIAPINE in connection with this Agreement shall not create any right, title or interest in or to the trademark TRIAPINE and that all such use and goodwill associated with the trademark TRIAPINE will inure to the benefit of VION and its licensors. PASON shall not make use of the trademark TRIAPINE except as specifically provided for in this Agreement or as authorized in writing by VION prior to such use.

         9.4 Registration. PASON shall be responsible to register this Agreement with relevant governmental authorities in the Territory in accordance with the laws and regulations of the Territory, including:

                  (a) recording the trademark license granted under this Agreement with the China Trademark Office within 3 months after the Effective Date of this Agreement. The record fee shall be borne by PASON;

                  (b) recording this Agreement with the China Intellectual Property Office within 3 months after the Effective Date of this Agreement. The record fee shall be borne by PASON; and

                  (c) registering this Agreement with the Ministry of Foreign Trade and Economic Co-operation ("MOFTEC") or its successor within 30 days after Effective Date of this Agreement to obtain a valid Technology Import Contract Registration Certificate. The registration fee shall be borne by PASON.

         9.5 Taxes. All taxes in the Territory imposed on VION with respect to the Initial Payment and the Milestone Payments in accordance with any tax laws of the Territory shall be borne by PASON, and VION should pay the taxes imposed on VION in the Territory with respect to its Earned Royalties. All other taxes imposed on VION (i.e., outside the Territory) in connection with payments made to VION under this Agreement shall be borne by VION.

         9.6 Cooperation. The parties may, upon mutual agreement, co-operate with each other with respect to the development of other products utilizing VION technology, and PASON shall reasonably cooperate, and may collaborate, with VION upon VION's reasonable request, with respect to pre-clinical and the clinical trials for other VION products. To the extent necessary, the parties will negotiate in good faith the terms of any such cooperation or collaboration.

                                   ARTICLE 10

                           INFRINGEMENT AND LITIGATION

         10.1 Obligation to Defend. (a) Each Party shall promptly notify the other in writing of any alleged or threatened infringement of any Vion Licensed Patent in the Territory of which such Party becomes aware. VION shall have the right to defend the Vion Licensed Patents against infringement or interference by other parties in the Territory, including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or interference; provided, however, that PASON shall be entitled in each instance to participate through counsel of its selection and at its own expense. In the event VION determines not to initiate and pursue or participate in such legal action, PASON may initiate legal action to uphold the Vion Licensed Patents against third parties in the Territory. The parties will cooperate in good faith with respect to any such action. Any settlement of any such action shall require VION's prior written approval which may be granted or withheld in VION's sole discretion. The Parties shall be entitled to deduct their respective costs and expenses incurred in connection with prosecuting or participating in such lawsuit from any damages that are awarded. Any remaining damage award in litigation prosecuted by PASON shall be considered Net Sales and shall be subject to the royalty obligation under this Agreement and any remaining damage award in litigation prosecuted by VION shall be retained by VION.

                  (b) Each Party shall promptly notify the other in writing in the event that a third party shall bring a claim or action of infringement against PASON or VION in the Territory. VION shall have the right to defend, at its own expense, any such third party claim or action and to settle or compromise the same in such manner as it shall see fit, provided, that VION shall consult with PASON as to any such settlement or compromise. PASON may participate in such litigation or claim on its behalf at its own expense. If VION elects not to defend against such claim and not to obtain a license to permit PASON to exercise its license or sublicense free of such claim, then PASON may, in its own name and at its sole expense, defend such claim and may compromise, settle or otherwise pursue such defense in such a manner and on such terms as PASON shall see fit.

                                   ARTICLE 11

                                   TERMINATION

         11.1 Termination by VION. VION may terminate this Agreement:

                  (a) upon ten (10) days' written notice to PASON if PASON fails to make any payment hereunder when due and such failure has not been cured during such ten (10) day period; or

                  (b) upon thirty (30) days' written notice to PASON if PASON materially breaches or fails to meet any of its obligations under this Agreement (other than a breach covered by clause (a) above), including without limitation, failure of PASON to meet any of its obligations under Section 9.2 hereof, and such breach (or failure) has not been cured (if capable of being cured) during such thirty (30) day period.

         11.2 Termination by PASON. PASON may terminate this Agreement upon thirty (30) days' written notice to VION if VION materially breaches any of its obligations under this Agreement and such breach has not been cured (if capable of being cured) during such thirty (30) day period.

         11.3 Termination by Operation of Law. This Agreement shall terminate automatically (a) upon declaration, if any, of a court or other tribunal of competent jurisdiction of the Territory by a final, non-appealable decision that the sale of Products contemplated by this Agreement infringes or violates any patent rights of third parties, which would have a material adverse effect on the license conveyed under this Agreement or (b) if, at any time during the term of this Agreement, PASON becomes insolvent or a petition in bankruptcy is filed against PASON and is consented to, acquiesced in or remains undismissed for ninety (90) days; or makes a general assignment for the benefit of creditors, or a receiver is appointed for PASON.

         11.4 Effect of Termination. Upon the complete expiration or termination of this Agreement, the rights and obligations of the Parties shall cease, except as follows:

                  (a) The obligations of confidentiality set forth in Article 14 shall survive for the period provided therein.

                  (b) PASON's obligation to pay Earned Royalties and Milestone Payments pursuant to Article 4 and its obligation to keep books and records and to submit such books and records to an examination will survive.

                  (c) The rights provided in this Article 11 shall be in addition and without prejudice to any other rights which the Parties may have with respect to any breach or violation of the provisions hereof.

                  (d) The expiration or termination of this Agreement shall not affect any rights or obligations accrued prior to the effective date of such expiration or termination, specifically including PASON's obligation to pay Earned Royalties as specified in Article 4.

         11.5 Inventory. If existing inventory of the Products which had been manufactured but not sold up to the date of termination exceeds a thirty (30) day supply (based on Product sales in the prior Royalty Year, or forecasted sales if there were no Product sales in the prior Royalty Year), PASON shall offer to sell the inventory to VION at cost (to be negotiated by the parties in good faith). If such inventory of the Products does not exceed a thirty (30) day supply and VION declines to purchase the inventory from PASON at cost or the parties cannot agree on the cost of the inventory within thirty (30) days from the effective date of the termination of this Agreement, PASON shall destroy all such inventory at its own expense and certify to VION as to its destruction.

         11.6 Return of All Data. PASON will return to VION all information, data, know-how and improvements on the Products received from VION. Information, data, know-how and Improvements on the Products which may have been developed and/or acquired by PASON in the course of this Agreement shall belong to PASON (subject to the licenses described in Section 8.2 hereof), except to the extent that, in accordance with Section 8.2, VION seeks and obtains patent protection for such Improvements, in which case the information, data and know-how relating to such Improvements shall belong to VION.

                                   ARTICLE 12

           REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; INSURANCE

         12.1 Representations and Warranties of VION. VION represents to PASON as follows:

                  (a) VION is duly organized, validly existing and in good standing as a corporation in the State of Delaware;

                  (b) VION has full corporate power to execute, deliver and perform its obligations under this Agreement;

                  (c) the execution, delivery and performance by VION of this Agreement has been duly authorized by all necessary corporate action;

                  (d) the execution, delivery and performance by VION of this Agreement will not breach, conflict with or result in a default under the terms of (i) its certificate of incorporation or by-laws, (ii) any contract to which VION is a party or by which it or its assets are bound; or (iii) any law, rule, regulation or other requirement of any governmental entity having jurisdiction over VION or its assets;

                  (e) to its knowledge, there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending against VION relating to the Vion Licensed Patents, nor is Vion aware of any assertions made by any party relating to the validity of its own or of Vion's infringement of any patents issued to any third parties; and

                  (f) Vion makes NO representation or warranties that patents will issue on the pending patent applications set forth on Exhibit B hereto.

         12.2 Representations and Warranties of PASON. PASON represents to VION as follows:

                  (a) PASON is duly organized and validly existing as a corporation under the laws of the People's Republic of China;

                  (b) PASON has full corporate power to execute, deliver and perform its obligations under this Agreement;

                  (c) the execution, delivery and performance by PASON of this Agreement has been duly authorized by all necessary corporate action; and

                  (d) the execution, delivery and performance by PASON of this Agreement will not breach, conflict with or result in a default under the terms of (i) its certificate of incorporation, by-laws or similar organizational and governing documents, (ii) any contract to which PASON is a party or by which it or its assets are bound; or (iii) any law, rule, regulation or other requirement of any governmental entity having jurisdiction over PASON or its assets.

         12.3 Disclaimer.

                  (a) VION makes no representations or warranties that any Vion Licensed Patent is valid, or that the manufacture, use, sale or other disposal of the Products does not or will not infringe upon any patent or other rights not vested in VION.

                  (b) EXCEPT AS EXPRESSLY SET FORTH IN SECTION 12.1, VION DISCLAIMS ALL WARRANTIES WHATSOEVER WITH RESPECT TO THE VION LICENSED PATENTS, INVENTIONS, VION RESEARCH AND THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO THE MERCHANTABILITY OR FITNESS OF THE PRODUCTS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS, NON-INFRINGEMENT, SAFETY, EFFICIENCY OF TECHNOLOGY OR COMMERCIAL VIABILITY OF TECHNOLOGY.

         12.4 Prohibition Against Inconsistent Representations. PASON shall not, and shall require that its sublicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any Person which are inconsistent with any disclaimer or limitation included in this
Article 12.

         12.5 PASON Indemnity.

                  (a) With the exception of infringement claims or actions covered by Article 10, PASON shall defend, indemnify and hold harmless VION and its fellows, trustees, officers, directors, stockholders, Affiliates, employees and agents from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including death, personal injury, illness, property damage or products liability, arising from or in connection with any of the following:

                           (i) the use or testing by PASON and/or its Affiliates
and sublicensees of any method or process related to the Vion Licensed Patents or the Products;

                           (ii) any use, manufacture, testing, operation, sale
or other disposition of any of the Products by PASON and/or its Affiliates and sublicensees or any statement, representation or warranty of PASON and/or its Affiliates and sublicensees with respect thereto;

                           (iii) the use of the Products manufactured, marketed
and sold under the license under this Agreement;

                           (iv) any breach (or facts alleged by a third party
which, if true, would constitute a breach) of a representation, warranty or covenant made by PASON hereunder; and

                           (v) any negligence by PASON and its licensees and
their respective employees, agents and Affiliates.

                  (b) VION shall reasonably cooperate with PASON in defending any such claim. VION shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to counsel retained by PASON to defend it, if either of them is a named party and is not satisfied with the defense provided by PASON for any reason.

         12.6 Vion Indemnity.

                  (a) With the exception of infringement claims or actions covered by Article 10, VION shall defend, indemnify and hold harmless PASON and its officers, directors, stockholders, Affiliates, employees and agents from and against any and all claims, demands, damages, losses and expenses of any nature (including attorney's fees), including death, personal injury, illness, property damage or products liability, arising from or in connection with any breach (or facts alleged by a third party which, if true, would constitute a breach) of a representation, warranty or covenant made by VION hereunder.

                  (b) PASON shall reasonably cooperate with VION in defending any such claim. PASON shall be entitled to receive information regarding the status of any such matter and shall be entitled to retain counsel on its own behalf and at its sole expense, in addition to counsel retained by VION to defend it, if it is a named party and is not satisfied with the defense provided by VION for any reason.

         12.7 Procedures.

                  (a) Each Party will promptly notify the other in writing of any claims or of the commencement of any action with respect to which a claim for indemnity may be made under this Article 12; provided, however, that no Party's delay in notifying the other Party shall relieve the other Party from any obligation hereunder unless (and then solely to the extent) the other Party is thereby prejudiced.

                  (b) A Party responsible for indemnifying the other Party shall not consent to any judgment or enter into any settlement unless the same shall provide for a full release of the other Party without liability or obligation. If both Parties have retained counsel with respect to any claim or action, neither Party shall consent to any judgment or enter into any settlement with respect thereto without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed).

         12.8 Insurance. PASON shall purchase and maintain in effect or shall require its sublicensees to purchase and maintain in effect a policy of products liability insurance covering all claims with respect to the Products manufactured or sold within the term of the license granted hereunder, which policy shall (a) be in such form and amount of coverage and written by such company as VION shall reasonably approve, (b) provide that such policy is primary and not excess or contributory with regard to other insurance that VION may have, (c) provide at least thirty (30) days' prior written notice to VION of cancellation, and (d) include VION and its directors, officers and employees as additional named insureds. PASON shall furnish a certificate of such insurance to VION on or before the date of first sale or use of any Products. The insurance will be purchased and maintained according to the governmental requirements and the regulations of the Territory.

         12.9 No Other Patents. Nothing in this Agreement shall be construed as granting by implication, estoppel or otherwise any licenses under patents of VION other than the Vion Licensed Patents, regardless of whether such patents are dominant or subordinate to any of the Vion Licensed Patents.

         12.10 NO CONSEQUENTIAL DAMAGES. IT IS UNDERSTOOD AND AGREED THAT NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR REVENUES, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR NOT. NOTWITHSTANDING THE FOREGOING, FOR PURPOSES OF THIS SECTION, ALL LOSSES INCURRED BY EITHER PARTY TO A THIRD PARTY ARISING OUT OF SUCH THIRD PARTY'S CLAIM FOR CONSEQUENTIAL DAMAGES, WHICH CLAIM IS OTHERWISE SUBJECT TO INDEMNIFICATION UNDER SECTIONS 12.5 OR 12.6 HEREOF, SHALL BE DEEMED TO BE DIRECT DAMAGES AS BETWEEN

THE PARTIES HERETO AND NEITHER PARTY SHALL ASSERT AGAINST THE OTHER PARTY THAT ANY SUCH DAMAGES ARE CONSEQUENTIAL DAMAGES.

                                   ARTICLE 13

                                  USE OF NAMES

         13.1 Vion Name. PASON shall not use the name "Vion" or "Vion Pharmaceuticals" for any purpose without prior written consent obtained from VION in each instance.

                                   ARTICLE 14

                                 CONFIDENTIALITY

         14.1 Treatment of Confidential Information. Except as otherwise provided in this Article 14, during the term of this Agreement and for a period of five (5) years thereafter:

                  (a) PASON will retain in confidence and use only for purposes of this Agreement any confidential information and data supplied by VION or on behalf of VION to PASON in connection with this Agreement; and

                  (b) VION will retain in confidence and use only for purposes of this Agreement any confidential information and data supplied by PASON or on behalf of PASON to VION in connection with this Agreement.

         For purposes of this Agreement, all such confidential information and data which a Party is obligated to retain in confidence shall be called "Confidential Information" and shall include any technology, data, know-how, compounds, processes, formulae, materials, devices, systems, notes, records, preparations, usage information, procedures, regulatory information, manufacturing information, proprietary and secret ideas, technical information, trade secrets, commercial information, techniques, data or other information, whether in written or verbal form, useful or related to the Inventions, the Vion Licensed Patents, the Vion Research, the Products or the manufacturing of the Products.

         14.2 Right to Disclose. To the extent it is reasonably necessary or appropriate to fulfill PASON's obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, PASON may disclose Confidential Information it obtains from VION to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators on the condition that such Persons agree: (a) to keep the Confidential Information confidential for at least the same time periods and to the same extent as each Party is required to keep the Confidential Information confidential; and (b) to use the Confidential Information only for such purposes as such Party is entitled to use the Confidential Information. Each Party or its Affiliates or sublicensees may disclose Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials and to commercially market the Products, provided, that such party is otherwise entitled to engage in such activities under this Agreement. Further, VION shall be permitted to disclose the existence and terms of this Agreement and the existence of the relationship between the parties, and VION shall be permitted to show this Agreement to, third parties in connection with VION seeking, negotiating or consummating any financing or a strategic partnership or other similar transaction.

         14.3 Release From Restrictions. The obligation not to disclose Confidential Information shall not apply to any part of such Confidential Information that: (a) is or becomes patented, published or otherwise part of the public domain other than by acts of the Party obligated not to disclose such Confidential Information (for purposes of this Article 14, the "Receiving Party") or its Affiliates or sublicensees; or (b) is disclosed to the Receiving Party or its Affiliates or sublicensees by a third party, provided, that such Confidential Information was not obtained by such third party directly or indirectly from the other Party under this Agreement; or (c) results from research and development by the Receiving Party or its Affiliates or sublicensees independent of disclosures from the other Party under this Agreement; or (e) is required by law or court order to be disclosed, in which case the Receiving Party will (i) take all reasonable steps available to maintain the confidentiality of Confidential Information; (ii) provide the other Party with prompt notice of any request for Confidential Information with sufficient time so as to allow the other Party a reasonable opportunity to object to such disclosure, to seek a protective order, or to take other protective actions; and (iii) if required to release any Confidential Information, release such Confidential Information only as and to the extent required.

         14.4 Confidentiality of Agreement. Except as otherwise required by law or the terms of this Agreement or mutually agreed upon by the Parties hereto, each Party shall treat as confidential the specific terms and conditions of this Agreement (but the existence, scope and general terms of this Agreement shall not be confidential). Subject to Section 14.5, neither Party shall make or procure or permit the making of any announcement or statement to the public with respect to this Agreement, its subject matter or any ancillary matter without the prior consent of the other Party, which consent shall not be unreasonably withheld. Subject to Section 14.5, the wording and timing of any such announcement or statement to the public (including any press release) shall be agreed upon by the Parties in advance.

         14.5 Certain Disclosures. Nothing herein shall prohibit VION from disclosing information to the extent required by the United States Securities and Exchange Commission (the "SEC"), Nasdaq or other similar authorities. It is, however, understood and agreed that (a) with respect to the contents of any copy of this Agreement, or of any other agreement between the Parties, which VION must file with the SEC, the Parties shall reasonably agree on the portions for which confidential treatment shall be requested under United States federal securities laws, and (b) VION shall use its reasonable commercial efforts to obtain authorization by the SEC to keep confidential any information which is deemed to be confidential by the Parties or either of them or which may, in either Party's reasonable opinion, give a competitive advantage to third parties. Nothing herein shall prohibit either Party from disclosing information to the extent required by governmental authorities of the Territory for the purpose of compliance with applicable laws and regulations of the Territory.

                                   ARTICLE 15

                               SUBLICENSING RIGHTS

         15.1 Notification. PASON shall notify VION in writing of its intent to enter into any sublicense agreement and/or amend any existing sublicense agreement prior to the execution thereof, indicating the name of the intended sublicensee, the intended territory of the sublicense and the scope of rights to be conveyed under the sublicense. PASON shall further notify VION of any executed sublicense or amendment thereto within thirty (30) days after execution and shall provide a copy of the executed sublicense agreement or amendment. Should the executed sublicense or agreement be in a language other than English, PASON shall provide a certified translation of the executed sublicense or agreement to VION.

         15.2 Termination of Sublicense. Any sublicense granted by PASON under this Article 15 shall automatically and simultaneously terminate, without action by any party thereto, at the same time and to the same extent as any termination of this Agreement.

         15.3 Sublicense Terms and Conditions. Any sublicense agreement granted by PASON shall be consistent with the terms of this Agreement and shall contain
(a) provisions requiring the payment of Earned Royalties to VION at the rates and times and on the other terms set forth herein; (b) provisions requiring indemnification as set forth in Section 12.5 hereof; and (c) acknowledgments by the sublicensee of the disclaimers of warranty and limitation on liability, as provided in Article 12 hereof. All sublicenses shall also contain provisions under which the sublicensee accepts duties to keep records; to allow examinations; to avoid improper representations or responsibilities; to hold VION harmless; to restrict the use of VION's name; and to control export; which duties shall be at least equivalent to those set forth in Articles 7, 12, 13 and 18 hereof.

                                   ARTICLE 16

                               DISPUTE RESOLUTION

         16.1 Arbitration. Subject to Section 16.2, any dispute between the Parties (which does not involve a third party) arising out of or relating to this Agreement or its breach or alleged breach (a "Dispute") shall be resolved as follows:

                  (a) A Party shall submit written notice of the Dispute to the other Party and request negotiations.

                  (b) The Parties shall promptly attempt in good faith to resolve the Dispute by negotiations between representatives appointed by the Parties who have power to settle the Dispute.

                  (c) If the Dispute has not been resolved within sixty (60) days after a Party's request for negotiations, either Party may request that the Dispute be submitted to binding arbitration for a final decision. Any such arbitration shall be conducted in the English language. Any such Dispute shall be resolved by arbitration in accordance with the Rules of the International Chamber of Commerce International Court of Arbitration ("ICC Rules"). Within ten days of the initiation of an arbitration hereunder, each Party will designate an arbitrator pursuant to the ICC Rules. The appointed arbitrators will appoint a neutral arbitrator from the panel in the manner prescribed in the ICC Rules. The parties agree that the decision of the arbitrators selected hereunder will be final and binding on both parties. If VION initiates an arbitration procedure, the place of arbitration shall be Hong Kong. If PASON (or MAXWIN) initiates an arbitration procedure, the place of arbitration shall be New York, New York. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any claim or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other Party (including reasonable attorney's fees) and of the arbitrators against the Party raising such unreasonable claim, defense or objection. The Parties regard the obligations in this Article 16 to constitute an essential provision of this Agreement and one that is legally binding on them. In case of a violation of the obligations in this Article 16 by either Party, the other Party may bring an action to seek enforcement of such obligations in any court of law having jurisdiction.

         16.2 Exceptions.

                  (a) Section 16.1 shall not apply to any Dispute where relief of an equitable nature, such as injunctive relief, may be sought through the courts (it being understood that only the equitable relief portion of a claim may be sought through the courts).

                                   ARTICLE 17

                                     NOTICES

         All notices, requests, demands and other communications under this Agreement or in connection herewith shall be in writing in the English language and shall be deemed to have been duly given or made: (a) on the date delivered in person; (b) on the date received if sent by certified United States mail, return receipt requested, or by Federal Express or other internationally recognized airline courier service, with all charges prepaid; or (c) on the date transmitted by facsimile if confirmation is sent in the manner set forth in (a) or (b) within one (1) day; in each case, such notices, requests, demands or other communications shall be sent to a Party at its address or facsimile number as follows, or as otherwise designated by the Party by notice in accordance herewith:

If to VION:

         Vion Pharmaceuticals, Inc.
         4 Science Park
         New Haven, CT  06511
         USA
         Attn: Howard Johnson
         Telephone: 203-498-4210
         Facsimile: 203-498-4211

with a copy (which shall not constitute notice) to:

         Fulbright & Jaworski L.L.P.
         666 Fifth Avenue
         New York, NY  10103
         USA
         Attn:  Lawrence A. Spector, Esq.
         Telephone:  (212) 318-3279
         Facsimile:  (212) 318-3400

If to PASON:

         Beijing Pason Pharmaceuticals, Inc.
         6 Xi Zhi Men Wai Street
         Beijing 100044, P R China
         Attn: Dr. Sen Liu
         Telephone: +86-10-6834 1662
         Facsimile: +86-10-6834 1665

                                   ARTICLE 18

                              LAWS AND REGULATIONS

         PASON shall comply with all national, state and local laws, regulations, rules and orders applicable to the testing, production, transportation, packaging, labeling, export, sale and use of the Products in the Territory. In particular, PASON shall be responsible for assuring compliance with all United States export laws and regulations applicable to this Agreement, the license and sublicense granted hereby and PASON's activities hereunder.

                                   ARTICLE 19

                                  MISCELLANEOUS

         19.1 Force Majeure. Any delays in or failure by either Party in performance of any obligations hereunder shall be excused if and to the extent caused by occurrences beyond such Party's reasonable control, including such occurrences as acts of God, strikes or other labor disturbances, war, and other causes which cannot reasonably be controlled by the Party who failed to perform.

         19.2 Amendment and Assignment. This Agreement may not be amended except by written agreement signed by both of the Parties and shall not be assigned by PASON except upon the advance written consent of VION; provided, that this Agreement may be assigned by either Party to an entity that succeeds by operation of law to, or otherwise acquires substantially all of the stock or assets of such Party, or into which such Party is merged, and that assumes such Party's obligations hereunder. Further, notwithstanding anything herein to the contrary, PASON may assign any of its rights and obligations relating to manufacture, marketing and commercialization of Products hereunder to MAXWIN so long as (i) MAXWIN is a wholly-owned subsidiary of PASON, (ii) PASON remains primarily liable for all of its (and MAXWIN's) obligations hereunder and (iii) MAXWIN agrees in writing to be bound by all of the provisions applicable to PASON herein relevant to the performance of such obligations and enjoyment of such rights.

         19.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the subject matter hereof, and all prior or contemporaneous representations, agreements and understandings, whether written or oral.

         19.4 Expenses. Each Party shall bear its own expenses in connection with the negotiation, execution and delivery of this Agreement and the other transactions contemplated hereby.

         19.5 Cooperation. Each Party agrees to cooperate with the other and take all reasonable actions as may be reasonably required to achieve the intent of this Agreement, including, without limitation, the execution of all necessary and appropriate instruments and documents.

         19.6 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between them shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other.

         19.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except where the federal laws of the United States are applicable and have precedence. For purposes of
Section 16.2 hereof, the Parties hereby consent to the personal jurisdiction and venue of state and federal courts in the State of New York and waive any objection to the same.

         19.8 Severability. The provisions of this Agreement shall be deemed separable. If any part of this Agreement is rendered void, invalid or unenforceable, such shall not affect the validity or enforceability of the remainder of this Agreement unless the part or parts which are void, invalid or unenforceable shall substantially impair the value of the entire Agreement as to either Party.

         19.9 Headings. The Article and Section headings of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         19.10 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original but all of which together shall constitute one and the same instrument.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in multiple originals by their duly authorized officers and representatives on the respective dates shown below but effective as of the Effective Date.

Vion Pharmaceuticals, Inc.

By: /s/ Howard B. Johnson
    -------------------------------------------
Title: Chief Financial Officer
       ----------------------------------------
Date: September 12, 2003
      -----------------------------------------

Beijing Pason Pharmaceuticals, Inc.

By: /s/ Sen Liu                             By: /s/ Guangming Shao
    ----------------------------------          -------------------------------
Name: Sen Liu                               Name: Guangming Shao
      --------------------------------            -----------------------------
Title: President                            Title: Vice President/Director
       -------------------------------             ----------------------------
Date: September 12, 2003                    Date: September 12, 2003
      --------------------------------            -----------------------------

                                    EXHIBIT A

                                   INVENTIONS

o    3-Aminopyridine-2-carboxyaldehyde thiosemicarbazone or 3-AP

o    3-amino-4-methylpyridine-2-carbox aldehyde thiosemicarbazone or 3-AMP

o    Prodrugs of 3-AP

o    Prodrugs of 3-AMP

                                    EXHIBIT B
                       PATENTS AND PATENT APPLICATIONS IN
                                  THE TERRITORY

o Chinese Patent application [*****] Patent issued on August 13, 2003, Patent No. ZL98805147.8

o    Hong Kong Patent application [*****]

o    Chinese Patent application [*****]

o    Hong Kong Patent application [*****]

o    Chinese Patent application [*****]

o    [*****]

                                    EXHIBIT C

                                  VION RESEARCH

Vion Research shall include:

o All clinical data (bioanalytical) generated to which VION has rights that relates to the Product (including anti-cancer and anti-viral data) in the Field.

o All preclinical formulation, manufacturing information or know-how related to proprietary formulations or manufacturing process for the Product in the Field to which VION has rights.

o All IND or equivalent regulatory approvals for the Product in the Field to which VION has rights.

o All know-how regarding product development by VION relating to the use of the Product in combination with other anti-cancer and anti-viral agents in the Field.

o Any invention disclosures regarding the Product in the Field, which lead to patent applications by VION.

o Intellectual property to which VION has rights associated with the development of the Product in the Field:

     a.   Bulk pharmaceutical manufacturing process

     b.   Stability data for bulk

     c.   Analytical methods for bulk

     d.   Finished product manufacturing process

     e.   Stability data for finished drug product

     f.   Analytical methods for finished drug product

     g.   Animal pharmacokinetic data

     h.   Preclinical data relevant to clinical development

     i.   Animal toxicology data

     j.   IND for U.S. regulatory submission and IND annual reports

     k.   CTX for U.K. regulatory submission

     l.   Clinical protocols and available data on all human clinical trials

     m.   Clinical investigator's brochure

     n.   Clinical development plan for NDA submission in the U.S.

     o.   List of all sites involved with the clinical trials

                                    EXHIBIT D
                               MATERIAL DOCUMENTS

================================================================================

                                   [VION LOGO]

DOCUMENT RECEIPT FORM                                      FORM NO.: QA-F009-R0

Document Type: [ ] Standard Operating Procedure            [x] Protocol
               [ ] Standard Test Procedure                 [x] Report
               [ ] Form                                    [x] Other

--------------------------------------------------------------------------------

   Binder                              Title
================================================================================
     1-7       Triapine'r' IND: 7 Volumes

--------------------------------------------------------------------------------
      8        CMC Amendment for Change in Drug Substance Manufacturer

--------------------------------------------------------------------------------
      9        CMC Amendment for Change in Drug Product Manufacturer

--------------------------------------------------------------------------------
     10        INFORMATION AMENDMENT FOR TRIAPINE'r' CAPSULE (INCLUDES STABILITY
               DATA)

--------------------------------------------------------------------------------
     11        2003 IND ANNUAL REPORT (INCLUDES STABILITY DATA)

--------------------------------------------------------------------------------
     12        TRIAPINE'r' CTX

--------------------------------------------------------------------------------
     13 TRIAPINE'r' CLINICAL PROTOCOLS AND INVESTIGATOR'S BROCHURE (INCLUDES NCI PROTOCOL LIST)

--------------------------------------------------------------------------------
     14        TRIAPINE'r' CLINICAL REPORT FOR CLI-001-1

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     15        TRIAPINE'r' CLINICAL REPORT FOR CLI-001-2

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     16        Triapine'r' Clinical Report for CLI-009

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     17        Triapine'r' Clinical Report for CLI-019

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     18        TRIAPINE'r' NONCLINICAL REPORTS

================================================================================

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                      ---------------------                 --------------------

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



                                    EXHIBIT E
                         PATENTS AND PATENT APPLICATIONS

TRIAPINE PATENTS:

USP 5,281,715 2-Formylpyridine Thiosemicarbazone compounds, Issued 25 January 1994; International Patent Granted 30 July 1997 (Austria, Belgium, Denmark, Europe, France, Germany, Great Britain, Greece, Ireland, Italy, Netherlands, Spain, Sweden, Switzerland); Japanese Patent 3192027 Issued 25 May 2001; Canadian Patent 2,095,881 Issued 23 January 2002. (Licensed from Yale University)

USP 5,721,259 Method of using 2-Formylpyridine Thiosemicarbazone compounds, Issued 24 February 1998. (Licensed from Yale University)

USP 5,767,134 Prodrug forms of ribonucleotide reductase inhibitors 3-AP and 3-AMP, Issued 16 June 1998; Canadian Patent 2,290,617 Issued 02 April 2001; Australian Patent 727848 Granted 19 April 2001; Russian Patent 99127343 Granted 05 September 2002.

USP 5,869,676 Process for the synthesis of ribonucleotide reductase inhibitors 3-AP and 3-AMP, Issued 09 February 1999; Canadian Patent 2,289,970 Issued 02 April 2001; Chinese Patent 98805147.8 Issued 13 August 2003; Australian Patent 728165 Granted 19 April 2001; Russian Patent 99126808 Granted 14 August 2002.

USP 6,458,816 B1 Modified prodrug forms of AP/AMP, Issued 01 October 2002.

PCT WO 02/30424 A1 Modified prodrug forms of AP/AMP, Issued 18 April 2002.

PCT WO 98/51669 Prodrug forms of ribonucleotide reductase inhibitors 3-AP and 3-AMP, Issued 19 November 1998.

PCT WO 98/51670 Process for the synthesis of ribonucleotide reductase inhibitors 3-AP and 3-AMP, Issued 19 November 1998.

                                    EXHIBIT F
                                  PUBLICATIONS

Examination of the antiproliferative activity of iron chelators: multiple cellular targets and the different mechanism of action of triapine compared with desferrioxamine and the potent pyridoxal isonicotinoyl hydrazone analogue 311. Clin Cancer Res 2003 Jan;9(1):402-14 Chaston TB, Lovejoy DB, Watts RN, Richardson DR.

Therapeutic potential of iron chelators in cancer therapy. Adv Exp Med Biol 2002;509:231-49 Richardson DR.

Iron chelators as therapeutic agents for the treatment of cancer. Crit Rev Oncol Hematol 2002 Jun;42(3):267-81, Richardson DR.

Phase I and pharmacokinetic study of 3-aminopyridine-2-carboxaldehyde thiosemicarbazone (3-AP) using a single intravenous dose schedule. Cancer Chemother Pharmacol 2002 Sep;50(3):223-9, Feun L, Modiano M, Lee K, Mao J, Marini A, Savaraj N, Plezia P, Almassian B, Colacino E, Fischer J, MacDonald S.

Modified Prodrugs Forms of AP/AMP. PAT Patent WO 02/30424, April 18, 2002; also US Patent US 6,458,816, Oct. 1, 2002.DoyleTW, Karra S, Li Z, Lin X, Mao J, Qiao Q, Xu Y Vion Pharmaceuticals Inc, New Haven, Connecticut 06511, USA.

Synthesis and Biological Evaluation of Novel Phosphate-bearing Prodrugs of Triapine. 223rd ACS National Meeting, MEDI #161, Orlando, FL, April 7-11, 2002. Almassian B, Barrows S, Chen SH, Clairmont C, Doyle TW, King I, Karra S, Li Z, Lin X, Luo X, Mao J, Qiao Q, Runyan J, Shen S, Trailsmith MD, Xu Y, Zheng L, Vion Pharmaceuticals Inc, New Haven, Connecticut 06511, USA.

Syntheses and Antitumor Activities of Potent Inhibitors of Ribonucleotide
Reductase: 3-Amino-4-Methyl-pyridine-2-Carboxaldehyde-Thiosemicarbazone(3-AMP),
3-Amino-Pyridine-2-Carboxaldehyde Thiosemi-carbazone (3-AP) and its Water-Soluble Prodrugs, J Li, L-M Zheng, I King, TW Doyle and S-H Chen, Current Medicinal Chemistry, 8, 121-133, 2001.

Enhancement of Antitumor Activity of Orthophosphate-3AP in Combination with Chemotherapeutic Agents, JD Runyan, X Luo, Z Li, X Lin, S Karra, S Shen, MD Trailsmith, J Chen, L Zheng, TW Doyle and I King, 92nd AACR Meeting, New Orleams, (Abst.427) March 2001.

In Vivo Evaluation of Thirteen 3-Aminopyridine-2-carboxaldehyde
Thiosemicarbazone Prodrugs, L Zheng, Z Li , JD Runyan, X Luo, X Lin, S Karra, S Shen, MD Trailsmith, J Chen, TW Doyle and I King, 92nd AACR Meeting, New Orleams, (Abst.428) March 2001.

In Vitro Biological Stability and Pharmacokinetics of Novel Prodrugs of 3-Aminopyridine-2-carboxaldehyde Thiosemicarbazone (Triapine) in Dogs, J Mao, Y Xu, S Karra, X Lin, C Clairmont, T Doyle and B Almassian, 92nd AACR Meeting, New Orleams, (Abst. 446) March 2001.

Phase 1 and Pharmacokinetic Study of 3-Aminopyridine-2-Carboxaldehyde Thiosemicarbazone (Triapine'r') Using a Single Intravenous Dose Schedule, L. Feun, M. Modiano, K. Lee, J. Mao, A. Marini, N. Savaraj, P. Plezia, B. Almassian, and S. MacDonald,. AACR Meeting , New Orleans, Mar. 24-28 2001.

A Phase 1 and Pharmacokinetic Study of Intravenous, Daily for 5 Days, 3-Aminopyridine-2-Carboxaldehyde Thiosemicarbazone (Triapine'r') in Advanced Cancer Patients M. Modiano, J. Murren, S, MacDonald, K. Lee, J. Mao, B. Almassian, P. Plezia, and M.Sznol,. AACR Meeting , New Orleans, Mar. 24-28 2001.

Triapine (3-aminopyridine-2-carboxaldehyde- thiosemicarbazone): A potent inhibitor of ribonucleotide reductase activity with broad spectrum antitumor activity. Finch RA, Liu M, Grill SP, Rose WC, Loomis R, Vasquez KM, Cheng Y, Sartorelli AC., Biochem PharmacolApr 15;59(8):983-91, 2000.

Short term toxicological evaluation of Triapine'r'
(3-aminopyridine-2-carboxaldehyde thiosemicarbazone or 3-AP), a ribonucleotide reductase inhibitor with potential anti-tumor activity, in dogs and rats, Lee KC, Noveroske J, Almassian B. International Journal of Toxicology, 19:85-93, 2000.

Toxicological Evaluation in Dogs and Rats of a Ribonucleotide Reductase Inhibitor (Triapine" or3-Amino-Pyridine-2-Carboxaldehyde Thiosemicarbazone) with Anti-Tumor Activity .Lee KC, Noverske JW, Almassian B. Society of Toxicological Pathologist, 2000.

Triapine (3-aminopyridine-2-carboxaldehyde thiosemicarbazone; 3-AP): an inhibitor of ribonucleotide reductase with antineoplastic activity. Finch RA, Liu MC, Cory AH, Cory JG, Sartorelli AC.

Adv Enzyme Regul.;39:3-12. Review. 1999.

Development of a Parenteral Formulation of an Investigational Anticancer Drug, 3-Aminopyridine-2-carboxaldehyde Thiosemicarbazone Krishna, G. Mao, J., and Almassian, B. Pharm. Dev. And Tech 4(1), 71-80, 1999.

Antitumor activity of prodrugs of TriapineTM, an inhibitor of ribonucleotide reductase, Li, Z., Luo, X., Chen, S.-H., Li, X.-Y., Li, J.,Niu, C., Karra, S., Wang, Q., Barrows, S., Mao, J., Doyle, T., King, I. And Zheng, L.-M., 90th AACR Meeting, Philadelphia, Abstract No 1997, 1999.

Pharmacokinetics of 3-Aminopyridine-2-Carboxaldehyde Thiosemicarbazone (3-AP), a Ribonucleotide Reductase Inhibitor, in Rats and Dogs. W. Lang, Q. Wang, G. Krishna, K. Lee, J. Mao, and B. Almassian, Pharm. Res. 14:S357-358, 1997.

Altered efflux properties of mouse leukemia L1210 cells resistant to 4-methyl-5-amino-1-formylisoquinoline thiosemicarbazone. Cory JG, Cory AH, Lorico A, Rappa G, Sartorelli AC. Anticancer Res. Sep-Oct;17(5A):3185-93, 1997.

Overexpression of the multidrug resistance genes mdr1, mdr3, and mrp in L1210 leukemia cells resistant to inhibitors of ribonucleotide reductase. Rappa G, Lorico A, Liu MC, Kruh GD, Cory AH, Cory JG, Sartorelli AC Biochem Pharmacol. Sep 15;54(6):649-55, 1997.